EXHIBIT 23A9
SSgA FUNDS
AMENDMENT NO. 30 TO
THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT
Abolishment of Existing Sub-Trust
THIS AMENDMENT NO. 30 to the First Amended and Restated Master Trust Agreement, dated October 13, 1993, as amended (also referred to as the Agreement and Declaration of Trust), is made as of the 30th day of August, 2010:
WITNESSETH:
WHEREAS, by unanimous written consent of the Board of Trustees dated August 17, 2010, the following resolutions were adopted:
RESOLVED, that the Plan of Liquidation and Termination (the “Plan) of the SSgA Core Edge Equity Fund (the “Fund”) in the form attached hereto as Exhibit A, be, and hereby is, approved.
RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized on behalf of the Trust to declare and pay such dividends and other distributions for the Fund as necessary or appropriate in anticipation of or in connection with the Fund’s liquidation to ensure qualification as a registered investment company within the meaning of Subchapter M of the Internal Revenue Code and avoid the application of any excise tax.
RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to prepare and file an amendment to the Trust’s First Amended and Restated Master Trust Agreement dated October 13, 1993, as amended, with the Secretaries of State of Washington and Massachusetts and the Boston City Clerk to give effect to the abolishment of the Fund.
RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized on behalf of the Trust to execute such instruments or documents and take such other action, including providing notice of termination with respect to the Fund’s service provider arrangements and state securities registration, as they may deem necessary or desirable to effect the goals and purposes of the Plan.

     NOW, THEREFORE,
     The first paragraph of Section 4.2 of the Agreement and Declaration of Trust is hereby amended to read in pertinent part as follows:
     “Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following Classes and Sub-Trusts: (i) Institutional Class: SSgA Money Market Fund, SSgA US Government Money Market Fund, SSgA S&P 500 Index Fund, SSgA Small Cap Fund, SSgA Disciplined Equity Fund, SSgA International Stock Selection Fund, SSgA Bond Market Fund, SSgA US Treasury Money Market Fund, SSgA Intermediate Fund, SSgA Prime Money Market Fund, SSgA Emerging Markets Fund, SSgA Tax Free Money Market Fund, SSgA Tuckerman Active REIT Fund, SSgA Life Solutions Income and Growth Fund, SSgA Life Solutions Balanced Fund, SSgA Life Solutions Growth Fund, SSgA High Yield Bond Fund, SSgA IAM Shares Fund, SSgA Directional Core Equity Fund and SSgA Enhanced Small Cap Fund; (ii) Class R: SSgA Bond Market Fund Class R Shares, SSgA Small Cap Fund Class R Shares, SSgA Life Solutions Balanced Fund Class R Shares, SSgA Life Solutions Growth Fund Class R Shares, and SSgA Life Solutions Income and Growth Fund Class R Shares; and (iii) Select Class: SSgA Emerging Markets Fund Select Class Shares. The Shares of each Sub-Trust and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:”
     The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.
     IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the day and year first above written.
SSgA FUNDS
/s/ Carla L. Anderson
Carla L. Anderson
Assistant Secretary

Exhibit A
PLAN OF LIQUIDATION AND TERMINATION
SSgA Core Edge Equity Fund
     SSgA Core Edge Equity Fund (the “Fund”), a separate series of the SSgA Funds, a Massachusetts business trust (the “Trust”), shall proceed to a complete liquidation according to the procedures set forth in this Plan of Liquidation and Termination (the “Plan”), effective on or around August 30, 2010.
     The Plan was approved by the Board of Trustees of the Trust as of August 17, 2010.
     Effective as of August 17, 2010, the Fund will cease the public offering of its shares and shall not engage in any business activities, except for the purpose of preparing to wind up, and winding up, its business and affairs, taking reasonable steps to preserve the value of the Fund’s assets, and distributing the Fund’s assets to shareholders in accordance with the Plan, provided, however, that in preparing to wind up its business and affairs, the Fund may continue to carry on its activities as a series investment company, as described in its current Prospectus, with regard to existing shareholders and assets, until final distribution to shareholders. The Fund shall cause the orderly liquidation of its assets to cash form consistent with the terms of the Plan, by sale or holding to maturity of its investments as the Trust’s officers and the Fund’s investment adviser shall determine to be advisable, and pay or provide for payment of all outstanding obligations, taxes, expenses and other liabilities, accrued or contingent.
     The Officers of the Trust shall provide advance notice to shareholders, if any, of the liquidation of the Fund, request instructions as to the distribution of proceeds and arrange for the distribution of the Fund’s net assets to shareholders in complete redemption of their shares on a pro-rata basis. Such distribution shall be made to each such shareholder in accordance with instructions from such shareholder, provided that if a shareholder has not given instructions to the Trust by the time that the proceeds are distributed, the shareholder’s redemption proceeds shall be distributed by the mailing of a check to such shareholder, except as follows: (i) if the Officers of the Trust reasonably believe that the shareholder’s address of record is incorrect, the shareholder’s redemption proceeds shall be invested in the SSgA Prime Money Market Fund; and (ii) if the Officers of the Trust reasonably believe that the shareholder is an individual retirement account (IRA), the shareholder’s redemption proceeds shall be invested in the SSgA Prime Money Market Fund.
     After the completion of the distribution of the Fund’s assets under the Plan, if any, the Officers of the Trust shall do any and all things necessary, with the advice of counsel, to wind up the affairs of the Fund, including the filing of any required documents with the Securities and Exchange Commission and any applicable state securities commissions, the State of Washington, the Commonwealth of Massachusetts, the City of Boston, or any other federal or state agencies.
     After the completion of the distribution of the Fund’s assets under the Plan, if any, the Trustees shall be discharged of any and all further liabilities and duties with respect to the Fund and its shareholders and/or its creditors, and the right, title and interest of all parties shall be canceled and discharged with respect to the Fund.
     The Officers of the Trust shall be, and they hereby are, authorized by the approval of the Plan by the Board of Trustees of the Trust to perform such acts that are necessary, desirable or convenient, with the advice of counsel, to carry out the details of the Plan, to execute, acknowledge and deliver any and all documents necessary to distribute the net assets of the Fund and thereafter terminate the Fund’s existence and to carry out the Plan as set forth in the paragraphs above.